For Immediate release:
Contact: Warren R. Wilkinson
Republic Airways Holdings
Tel. (317) 484- 6042

Republic Airways Holdings Announces Third Quarter 2007 Results

Indianapolis, Indiana, (October 23, 2007) – Republic Airways Holdings Inc. (“the Company”) (NASDAQ/NM: RJET) today reported operating revenues of $330.1 million for the quarter ended September 30, 2007, a 7.8% increase, compared to $306.1 million for the same period last year.  The Company reported net income of $20.2 million for the quarter ended September 30, 2007, an 8.0% decrease from the $21.9 million reported in the prior year’s third quarter.  The Company also reported earnings per diluted share of $0.49 for the quarter compared to $0.50 per diluted share for the same period last year.

The primary items of significance affecting the third quarter of 2007 are outlined below.

Third Quarter Highlights
Excluding reimbursement for fuel expense, which is a pass-through cost to our partners, passenger revenues increased 20.2% for the third quarter of 2007.  This increase was primarily as a result of a 22.6% increase in available seat miles (ASMs) to 3.0 billion ASMs, up from 2.5 billion ASMs, and an 18.3% increase in block hours.  These increases reflect the addition of 21 E170/175 regional jet aircraft placed into fixed-fee service since September 30, 2006 and 24 CRJ-200 regional jet aircraft placed into fixed-fee service during the first nine months of 2007.

Total operating expenses for the third quarter of 2007, including interest expense but excluding fuel charges (which are reimbursable by the Company’s partners), of $227.9 million, increased 24.7% from $182.8 million for the same quarter of 2006.  Operating cost per ASM (CASM), including interest expense but excluding fuel, increased 1.8% to 7.50¢ compared to the prior year’s 7.37¢.

The impact on pre-tax earnings for transition expenses, which include unreimbursed aircraft costs, increased pilot training expenses, and forgone profits on the Company’s reduced scheduled operations during the 3rd quarter, was approximately $7 million for the quarter, which was consistent with the guidance provided by the Company during its second quarter update.

During the quarter the Company took delivery of six new 86-seat E175 aircraft and entered into long-term, fixed rate debt financing arrangements for all six aircraft.  The Company also took delivery of two 50-seat CRJ-200 regional jet aircraft on short-term leases which were placed into service with Continental. The Company removed one E145 from its charter operation and subleased the aircraft offshore.  At September 30, 2007, the Company’s fleet consisted of 211 regional jets including 94 E145 family aircraft, 93 E170/175 aircraft and 24 CRJ-200 aircraft.  In addition to 41 regional jets added to the Company’s operations in the first nine months of 2007, the Company has also completed the transition of 20 E145s and 7 E170s from existing partners to Continental Airlines and Frontier Airlines, respectively.

On August 22, 2007, the Company amended its Jet Services Agreement with Delta Air Lines, Inc. to provide for the replacement of sixteen, 70-seat E170 aircraft with sixteen, 76-seat E175 aircraft.  The new aircraft are expected to be placed into service during the second half of 2008 and the first quarter of 2009.

On August 22, 2007, the Company amended its Jet Services Agreement with United Air Lines, Inc. to provide for the operation of ten additional 70-seat E170 aircraft.  The aircraft are expected to be placed into service during the fourth quarter of 2008 and the first quarter of 2009.

On August 28, 2007, the Company announced an authorization to purchase up to $100 million of its common stock.  As of September 30, the Company had repurchased approximately 3.3 million shares for $64.3 million.

Future Commitments
The Company expects to take delivery of 7 new E175s in the fourth quarter of 2007 and 27 new E175s during 2008. Additionally, 3 new E175s are scheduled for delivery in the first quarter of 2009. The Company has firm financing commitments in place for 28 of its 37 remaining firm aircraft at competitive interest rates.  The Company expects to obtain competitive financing commitments on its remaining firm aircraft.

The Company also maintains options for up to 74 E170/190 aircraft for delivery beginning in March 2009.

Balance Sheet Information
At September 30, 2007 the Company had $183.1 million in cash and cash equivalents compared to $195.5 million as of December 31, 2006.  The Company has an aircraft deposit balance of $62.1 million as of September 30, 2007 for future aircraft deliveries and option positions.  The Company’s long-term debt increased to $1.68 billion as of September 30, 2007, compared to $1.48 billion at December 31, 2006. All of the Company’s long-term debt carries fixed interest rates, and is secured by the aircraft. The Company also has significant long-term operating lease obligations.  At a 7% discount factor, the present value of these lease obligations was approximately $793 million as of September 30, 2007.

Corporate Information
Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America. The airlines offer scheduled passenger service on over 1,200 flights daily to 118 cities in 37 states, Canada, Mexico and Jamaica through airline services agreements with six U.S. airlines. All of the airlines' flights are operated under their airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, Frontier Airlines, United Express and US Airways Express. As of September 30, 2007, the airlines employed approximately 4,500 aviation professionals and operated 211 regional jets.

The Company will conduct a telephone briefing to discuss its third quarter results tomorrow, October 24th at 10:30 a.m. EDT. For those wishing to participate please call 800-798-2864 and for international calls please dial 617-614-6206; the pass code is 86274649.  A live Web cast of this briefing will also be available online at www.rjet.com - investor relations.

Additional Information
In addition to historical information, this release contains forward-looking statements.  Republic Airways may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events.  Words such as "expects," "intends," "believes," "anticipates," "should," "likely" and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date.  Republic Airways assumes no obligation to update any forward-looking statement.  Actual results may vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others, the risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated into this release by reference.

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars and Shares in Thousands, Except per Share Amounts)
(Unaudited)

Financial Highlights	Three Months Ended September 30,			Nine Months Ended September 30,
	2007	2006	Change	2007	2006	Change
OPERATING REVENUES
Passenger	$ 325,974	$ 301,314	8.2%	$ 926,861	$ 828,920	11.8%
Other	4,108	4,818	-14.7%	13,977	18,869	-25.9%
Total operating revenues	330,082	306,132	7.8%	940,838	847,789	11.0%

OPERATING EXPENSES
Wages and benefits	58,187	46,415	25.4%	163,685	130,155	25.8%
Aircraft fuel	71,682	89,766	-20.1%	216,815	248,426	-12.7%
Landing fees	14,140	11,382	24.2%	39,376	30,468	29.2%
Aircraft and engine rent	33,706	25,130	34.1%	91,037	69,876	30.3%
Maintenance and repair	36,115	28,953	24.7%	95,601	75,856	26.0%
Insurance and taxes	5,567	4,710	18.2%	14,216	13,980	1.7%
Depreciation and amortization	27,061	23,824	13.6%	77,729	67,322	15.5%
Other	26,197	19,398	35.1%	75,577	54,675	38.2%
Total operating expenses	272,655	249,578	9.2%	774,036	690,758	12.1%
OPERATING INCOME	57,427	56,554	1.5%	166,802	157,031	6.2%

OTHER INCOME (EXPENSE)
Interest expense	(26,903)	(22,942)	17.3%	(78,435)	(66,772)	17.5%
Other income	3,108	2,633	18.0%	9,030	7,247	24.6%
Total other income (expense)	(23,795)	(20,309)	17.2%	(69,405)	(59,525)	16.6%

INCOME BEFORE INCOME TAXES	33,632	36,245	-7.2%	97,397	97,506	-0.1%

INCOME TAX EXPENSE	13,462	14,313	-5.9%	38,906	38,419	1.3%

NET INCOME	20,170	21,932	-8.0%	58,491	59,087	-1.0%
PER SHARE, BASIC	$ 0.50	$ 0.52	-3.8%	$ 1.41	$ 1.41	0.0%
PER SHARE, DILUTED	$ 0.49	$ 0.50	-2.0%	$ 1.38	$ 1.36	1.5%
Weighted Average Common Shares
Basic	40,583	42,205	-3.8%	41,502	41,996	-1.2%
Diluted	40,868	43,539	-6.1%	42,315	43,297	-2.3%

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars and Shares in Thousands, Except per Share Amounts)
(Unaudited)

Financial Highlights	Three Months Ended September 30,			Nine Months Ended September 30,
	2007	2006	Change	2007	2006	Change
OPERATING REVENUES
Passenger	$325,974	$301,314	8.2%	$926,861	$828,920	11.8%
Other	4,108	4,818	-14.7%	13,977	18,869	-25.9%
Total operating revenues	330,082	306,132	7.8%	940,838	847,789	11.0%

OPERATING EXPENSES
Wages and benefits	58,187	46,415	25.4%	163,685	130,155	25.8%
Aircraft fuel	71,682	89,766	-20.1%	216,815	248,426	-12.7%
Landing fees	14,140	11,382	24.2%	39,376	30,468	29.2%
Aircraft and engine rent	33,706	25,130	34.1%	91,037	69,876	30.3%
Maintenance and repair	36,115	28,953	24.7%	95,601	75,856	26.0%
Insurance and taxes	5,567	4,710	18.2%	14,216	13,980	1.7%
Depreciation and amortization	27,061	23,824	13.6%	77,729	67,322	15.5%
Other	26,197	19,398	35.1%	75,577	54,675	38.2%
Total operating expenses	272,655	249,578	9.2%	774,036	690,758	12.1%
OPERATING INCOME	57,427	56,554	1.5%	166,802	157,031	6.2%

OTHER INCOME (EXPENSE)
Interest expense	(26,903)	(22,942)	17.3%	(78,435)	(66,772)	17.5%
Other income	3,108	2,633	18.0%	9,030	7,247	24.6%
Total other income (expense)	(23,795)	(20,309)	17.2%	(69,405)	(59,525)	16.6%

INCOME BEFORE INCOME TAXES	33,632	36,245	-7.2%	97,397	97,506	-0.1%

INCOME TAX EXPENSE	13,462	14,313	-5.9%	38,906	38,419	1.3%

NET INCOME	20,170	21,932	-8.0%	58,491	59,087	-1.0%
PER SHARE, BASIC	$0.50	$0.52	-3.8%	$1.41	$1.41	0.0%
PER SHARE, DILUTED	$0.49	$0.50	-2.0%	$1.38	$1.36	1.5%
Weighted Average Common Shares
Basic	40,583	42,205	-3.8%	41,502	41,996	-1.2%
Diluted	40,868	43,539	-6.1%	42,315	43,297	-2.3%

Unaudited Operating Highlights

Operating Highlights	Three Months Ended September 30,			Nine Months Ended September 30,
	2007	2006	Change	2007	2006	Change
Passenger Revenues, excluding fuel (000)	254,292	211,548	20.2%	710,046	580,494	22.3%
Passengers carried	4,435,108	3,456,979	28.3%	11,820,385	9,340,356	26.6%
Revenue passenger miles (000)	2,343,771	1,808,115	29.6%	6,248,072	4,918,383	27.0%
Available seat miles (000)	3,039,510	2,479,659	22.6%	8,293,452	6,702,458	23.7%
Passenger load factor	77.1%	72.9%	4.2 pts	75.3%	73.4%	1.9 pts
Cost per available seat mile, including interest expense (cents)	9.86	10.99	-10.3%	10.27	11.30	-9.1%
Fuel cost per available seat mile (cents)	2.36	3.62	-34.8%	2.61	3.71	-29.6%
Cost per available seat mile, excluding fuel expense (cents)	7.50	7.37	1.8%	7.66	7.60	0.8%
Operating Aircraft at period end:
37-50 seat regional jets	118	95	24.2%	118	95	24.2%
70+ seat regional jets	93	75	24.0%	93	75	24.0%
Block hours	176,623	149,288	18.3%	492,241	407,540	20.8%
Departures	100,168	86,093	16.3%	276,532	234,123	18.1%
Average daily aircraft utilization (hours)	10.3	10.5	-1.9%	10.3	10.3	0.0%
Average aircraft stage length	523	512	2.1%	522	517	1.0%